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                                  EXHIBIT 5.1

November 27, 1995

MAI Systems Corporation
9600 Jeronimo Road
Irvine, California 92718


Re:  Registration Statement on Form S-3


Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 to be filed by MAI Systems Corporation (the "Company" or "MAI") with the Securities and Exchange Commission on or about November 29, 1995 (as such may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,994,033 shares of MAI's Common Stock ($.01 par value (the "Stock"). All of the Stock is currently issued and outstanding.

As general counsel to the Company, I have examined the proceedings relating to the issuance of the shares of Stock pursuant to the Registration Statement. In my opinion all of the shares of the Stock that will be sold are legally and validly issued and are fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name, wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


Very truly yours,


  /s/ Stanley P. Witkow
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      Stanley P. Witkow